Exhibit 99.1

FOR IMMEDIATE RELEASE

LESLIE’S POOLMART, INC. ANNOUNCES

TENDER OFFER AND CONSENT SOLICITATION

PHOENIX, AZ. – (December 23, 2004) — Leslie’s Poolmart, Inc. (the “Company”) announced today that it has commenced a cash tender offer (the “Tender Offer”) and consent solicitation (the “Consent Solicitation” and, together with the Tender Offer, the “Offer”) for any and all of its 10-3/8% Senior Notes due 2008 (CUSIP No. 527069AE8 and 527069AF5) (the “Notes”).

The total consideration per $1,000 principal amount of Notes validly tendered and not withdrawn pursuant to the Offer prior to 5:00 p.m., New York City time, on January 7, 2005 (the “Consent Payment Deadline”), will be equal to the present value on the initial payment date for the Offer of $1,025.94 (the redemption price on July 15, 2005, which is the earliest redemption date for the Notes) plus the present value of the interest that would be payable on, or accrue from, the last interest payment date until the redemption date, determined based on a fixed spread of 50 basis points over the bid-side yield on the Price Determination Date (defined below) of the 1-1/8% U.S. Treasury Note due June 30, 2005, minus accrued and unpaid interest from the last interest payment date to but not including the initial payment date. In addition, holders whose Notes are validly tendered and accepted for purchase will receive accrued and unpaid interest from the last interest payment date to but not including the applicable settlement date.

In connection with the Tender Offer, the Company is also soliciting consents to certain proposed amendments to eliminate substantially all of the restrictive covenants and certain events of default in the indenture governing the Notes. The Company is offering to make a consent payment (which is included in the total consideration described above) of $30 per $1,000 principal amount of Notes to holders who validly tender their Notes and deliver their consents prior to the Consent Payment Deadline. Holders who tender their Notes after the Consent Payment Deadline will receive the tender offer consideration, which is equal to the total consideration less the consent payment. Holders may not tender their Notes without delivering consents or deliver consents without tendering their Notes.

The Price Determination Date is currently expected to be 2:00 p.m., New York City time, on January 19, 2005 (unless the Company extends or terminates the Offer prior to the Price Determination Date, in which case it will be no later than the tenth business day prior to the

Expiration Date (defined below)). Holders who validly tender their Notes by the Consent Payment Deadline will receive payment of the total consideration on the initial payment date, which is currently expected to be on or about January 20, 2005. Holders who validly tender their Notes after the Consent Payment Deadline and prior to the Expiration Date will receive payment of the tender offer consideration promptly following the Expiration Date. Holders can withdraw tenders of Notes on the earlier of 5:00 p.m., New York City time, on January 7, 2005 or the time, when the Company received the Requisite Consents to effect the proposed amendments.

The Offer is scheduled to expire at 5:00 p.m., New York City time, on February 2, 2005 (the “Expiration Date”), unless extended or earlier terminated. The Company intends to use proceeds from a contemplated debt financing to repurchase the Notes pursuant to the Offer.

The terms of the Offer are described in the Offer to Purchase and Consent Solicitation Statement dated December 23, 2004, copies of which may be obtained from Global Bondholder Services Corporation, the information agent for the Offer, at (866) 794-2200 (U.S. toll-free) or (212) 430-3774 (collect).

The Company has engaged Banc of America Securities LLC to act as the exclusive dealer manager and solicitation agent in connection with the Offer. Questions regarding the Offer may be directed to Banc of America Securities LLC, High Yield Special Products, at (888) 292-0070 (U.S. toll-free) or (704) 388-9217 (collect).

This announcement is for information purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated December 23, 2004.

Company Information

Founded in 1963, Leslie’s Poolmart, Inc. is the country’s leading specialty retailer of swimming pool supplies and related products. The Company markets its products through 470 retail stores in 36 states; a nationwide mail-order catalog; and an internet E-commerce site, www.lesliespool.com.

Forward Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by the Company) contains statements that are forward-looking, such as statements relating to plans for future activities. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to domestic economic conditions, activities of competitors, seasonality changes in federal or state tax laws and of the administration of such laws and the general condition of the economy.

Contact:

Don Anderson

Executive Vice President, CFO and Director

1-602-366-3861

Web site: http://www.lesliespool.com